Exhibit 10.3

SECOND AMENDMENT
TO THE
DELEK US HOLDINGS, INC.
2016 LONG-TERM INCENTIVE PLAN

THIS SECOND AMENDMENT TO THE DELEK US HOLDINGS, INC. 2016 LONG-TERM INCENTIVE PLAN (this “Second Amendment”) is effective as of May 5, 2020. Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Plan (as defined below), and all section references shall refer to the Plan.

RECITALS
WHEREAS, Delek US Holdings, Inc. (the “Company”) currently awards long-term compensation to certain nonemployee directors, employees and consultants under its 2016 Long-Term Incentive Plan, as amended by that certain First Amendment dated as of May 8, 2018 (as amended, the “Plan”);

WHEREAS, the Plan reserves 8,900,000 shares of Common Stock for issuance in connection with awards granted thereunder;

WHEREAS, the Company desires to increase the number of shares of Common Stock reserved for issuance under the Plan by 2,120,000 shares;

WHEREAS, such increase requires the approval of the Company’s stockholders; and

WHEREAS, the Board, based upon the recommendation of the Compensation Committee of the Board, which committee has previously been appointed by the Board pursuant to Section 5 to administer the Plan (the “Committee”), has determined that it is in the best interests of the Company, subject to the approval of the Company’s stockholders at the Company’s 2020 Annual Meeting of Stockholders, to amend the Plan to increase the number of shares of Common Stock reserved for issuance under the Plan by an additional 2,120,000 shares, from 8,900,000 shares to 11,020,000 shares, pursuant to this Second Amendment.

NOW, THEREFORE, the Plan shall be amended effective as of the date hereof as follows:

1.    Paragraph 4 of the Plan is deleted in its entirety and replaced with the following:

4. Common Stock Available for Awards. Subject to the provisions of Paragraph 16 hereof, there shall be available for Awards granted wholly or partly in Common Stock (including rights or options which may be exercised for or settled in Common Stock) during the term of this Plan an aggregate of 11,020,000 shares of Common Stock (the “Maximum Share Limit”), all of which may be used for the granting of ISOs. The Board and the appropriate officers of the Company are authorized to take from time to time whatever actions are necessary, and to file required documents with governmental authorities and stock exchanges and transaction reporting systems, to make shares of Common Stock available for issuance pursuant to Awards. Each Award settled in shares of Common Stock other than a Stock Option or SAR shall be counted against the Maximum Share Limit as 2.28 shares and each Stock Option or SAR shall be counted against the Maximum Share Limit as one share. Common Stock related to Awards under this Plan or the Prior Plan that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or in a manner such that all or some of the shares covered by an Award are not issued to a Participant, or are exchanged for Awards that do not involve Common Stock, shall immediately become available for Awards hereunder and the Maximum Share Limit shall be increased by the same amount as such shares of Common Stock were counted against the Maximum Share Limit (or with respect to Awards granted under the Prior Plan, as one share of Common Stock per share subject to the Award). Shares of Common Stock that are tendered by a Participant or withheld as full or partial payment of the exercise price or minimum withholding taxes related to the vesting or settlement of an Award shall become available again for Awards under the Plan. For the avoidance of doubt, only the net number of shares of Common Stock issued on the settlement of a SAR or the net settlement of a Stock Option will count against the Maximum Share Limit. Shares of Common Stock delivered under the Plan as an Award or in settlement of an Award issued or made (a) upon the assumption, substitution, conversion or replacement of outstanding awards under a plan or arrangement of an entity acquired in a merger or other acquisition or (b) as a post-transaction grant under such a plan or arrangement of an acquired entity shall not reduce or be counted against the maximum number of shares of Common Stock available for delivery under the Plan, to the extent that the exemption for transactions in connection with mergers and acquisitions from the stockholder approval requirements of the New York Stock Exchange for equity compensation plans applies. The Committee may from time to time adopt and observe such rules and procedures concerning the counting of shares against the Maximum Share Limit or any sub limit as it may deem appropriate, including rules more restrictive than those set forth above to the extent necessary to satisfy the requirements of any national stock exchange on which the Common Stock is listed or any applicable regulatory requirement.

2.
Except as modified herein, all other terms and conditions of the Plan shall remain in full force and effect. In the event of a conflict between this Second Amendment and the Plan, this Second Amendment shall control.

IN WITNESS WHEREOF, the undersigned has executed this Second Amendment to the Plan, to be effective as of the date first written above.

DELEK US HOLDINGS, INC.

By: /s/ Abigail K. Yates
Name: Abigail K. Yates
Title: Executive Vice President, General Counsel and Corporate Secretary